                             CERTIFICATE OF INCORPORATION

                                          OF

                            CHARLOTTE RUSSE HOLDING, INC.

                                      * * * * *

          FIRST:  The name of the Corporation is
Charlotte Russe Holding, Inc.

          SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange
Street, City of Wilmington, County of New Castle, Delaware 19801.
The name of its registered agent at such address is The
Corporation Trust Company.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended
("Delaware Law").

          FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 100, and the par value of each such share is $1.00, amounting in the aggregate to $100.

          FIFTH: The name and mailing address of the incorporator are:

          NAME           MAILING ADDRESS

     Donald A. Smith     450 Lexington Avenue
                         New York, New York 10017

The power of the incorporator as such shall terminate upon the filing of this Certificate of Incorporation.

          SIXTH: The names and mailing addresses of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualified are:

         Name                      Mailing Address
         ----                      ---------------

     David Oddi                    Saunders Karp & Co., L.P.
                                   667 Madison Avenue
                                   New York, N.Y. 10021

     Allan Karp                    Saunders Karp & Co., L.P.
                                   667 Madison Avenue
                                   New York, N.Y. 10021

          SEVENTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

          EIGHTH:   Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

          NINTH: (1) A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

          (2)(a) Each person, (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law. The right to indemnification conferred in this ARTICLE NINTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. The right to indemnification conferred in this ARTICLE NINTH shall be a contract right.

          (b) The Corporation may, by action of its Board of Directors, provide indemnification to such of the officers, employees and agents of the Corporation to such extent and to such effect as the Board of

Directors shall determine to be appropriate and authorized by Delaware Law.

          (3) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under Delaware Law.

          (4) The rights and authority conferred in this ARTICLE NINTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

          (5) Neither the amendment nor repeal of this ARTICLE NINTH, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE NINTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

          TENTH: The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and, with the sole exception of those rights and powers conferred under the above ARTICLE NINTH, all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

     IN WITNESS WHEREOF, I have hereunto signed my name this 30th day of July, 1996.


                                        /s/ DONALD A. SMITH
                                        -------------------
                                        Donald A. Smith

               CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION
                                         OF
                            CHARLOTTE RUSSE HOLDING, INC.

It is hereby certified that:

          1. The name of the corporation (hereinafter called the "corporation") is Charlotte Russe Holding, Inc.

          2. The certificate of incorporation of the corporation is hereby amended by striking out Article Fourth thereof and by substituting in lieu of said Article the following new Article:

          "The total number of shares of which the Corporation shall have the authority to issue is 250,000, and the par value of each share is $1.00, amounting in the aggregate to $250,000."

          3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware


Signed on September 23, 1996.


                                   /s/ DAVID ODDI
                                   -------------------------
                                   David Oddi
                                   Vice President